Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Loha Co. Ltd on Amendment No.8 to Form F-1 (FILE NO. 333-235426) of our report dated April 9, 2021 with respect to our audits of the consolidated financial statements of Loha Co. Ltd as of September 30, 2019 and 2020 and for the years ended September 30, 2019 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP

New York, NY

June 21, 2021